Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2026 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter 2026 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your first host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our first quarter 2026 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon, everyone, and thank you for joining us.

Before I walk through the quarter, I want to recognize our team. The results we’re reporting today -- record revenue, record margins, record EBITDA, and one of the strongest quarters for new customer onboarding in our company’s history -- are a direct outcome of disciplined execution. This is a team that consistently delivers, and that consistency is what drives the results you’re seeing today.

Now, to the quarter.

Revenue for the first quarter was a record $25.8 million, up 17% year-over-year. It’s important to note that the prior year period included $1.2 million of one-time transactional revenue, so the underlying growth this quarter is stronger than the headline suggests.

Adjusted gross profit increased 20% to $22.0 million, resulting in a record adjusted gross margin of 85%. Adjusted EBITDA increased 27% to $10.7 million, with a record margin of 41%. Adjusted net income was $6.6 million, producing record earnings of $0.46 per diluted share, and operating cash flow increased 32% to $6.6 million.

This marks yet another quarter of consistent execution, with high-teen growth and continued expansion in margins and cash flow.

On the customer front, IDI™ added 400 new billable customers, one of the highest quarterly additions in our history, bringing total customers to 10,422. FOREWARN® grew to more than 417,000 users, with over 640 REALTOR® Associations under contract.

These metrics reflect increasing adoption, deeper integration, and the growing reliance our customers place on our platform in their daily operations.

At the same time, we continue to see a significant and expanding opportunity set in front of us, particularly as AI continues to unlock new capabilities across analytics, data aggregation, and customer interaction. Given the strength of our model and the level of cash flow we are generating, we are well positioned to invest proactively into that opportunity.

Importantly, our opportunity in AI is not just about access to tools. It is about the foundation that we have built that those tools operate on. Our longitudinal identity graph, built and refined over time through real-world usage, is what enables us to generate actionable signals, not just data outputs. AI enhances our ability to analyze that foundational graph, identify patterns, and surface risk and insight with greater speed and precision.

Similarly, our ability to aggregate and fuse new data is directly tied to our ability to resolve that data to unique individuals within our identity graph. Aggregating data is one thing but correctly attributing it to the right individual over time is something entirely different. Whether it is distinguishing between thousands of individuals with the same name, resolving generational differences, or identifying underbanked consumers with limited public data, our platform is architected to unify fragmented data into a persistent, accurate identity -- a continuously maintained and correctly attributed view of an individual over time, all powered by our proprietary engine. As we bring in additional data inputs, AI further enhances our ability to validate that data against our graph, then link and extract meaningful insight, reinforcing and extending the advantage we have built over the past decade.

Across customer workflows, AI is also enhancing how our solutions are experienced, improving responsiveness, deepening integration, and increasing the utility of our platform in day-to-day decisioning.

Internally, we are seeing accelerating adoption of AI across the organization -- from engineering and security to operations and customer support -- driving significant gains in productivity and development velocity. Within our technology organization in particular, development velocity has accelerated materially, with teams leveraging AI and agentic tools to code, test, and deploy at rates we have not previously experienced. What historically required multiple resources can now often be accomplished by a single engineer operating with AI augmentation, significantly increasing our pace of product development and innovation.

What we are observing is a compounding effect. As adoption deepens across the organization, the pace of improvement is accelerating, driving efficiency gains internally while simultaneously strengthening the value we deliver to customers. We are just scratching the surface. The net effect is that AI is acting as a force multiplier, increasing the value of our data, accelerating our pace of innovation, strengthening our position within the markets we serve, and further enhancing our AI-embedded, layered architecture, which is fundamentally differentiated from the legacy technology stacks of our competition.

Switching topics for a moment, I also want to revisit something we said several years ago, and Dan will go into it in more detail. At that time, we outlined what this business would look like at a $100 million annual revenue run rate; specifically, adjusted gross margins exceeding 80% and adjusted EBITDA margins in the range of 35% to 40%. We had our skeptics, but that was guided by this team’s knowledge and experience building similar businesses over the past three decades.

Today, at our current scale, we are already delivering 85% adjusted gross margins and 41% adjusted EBITDA margins. This level of performance reflects the durability of our business and the operating leverage inherent in the model as we grow.

We ended the quarter with $43.5 million in cash. We currently have $15.6 million remaining under our stock repurchase program, after repurchasing 73,250 shares at an average price of $41.90 per share during the first quarter and through April 30, 2026.

We will continue to allocate capital with discipline, balancing share repurchases with continued investment in our platform, data assets, and go-to-market capabilities.

This was a strong start to 2026, and a continuation of the consistent, disciplined execution that defines who we are.

With that, I’ll turn it over to Dan.

Dan MacLachlan

Thanks, Derek, and good afternoon, everyone. We are off to an excellent start in 2026, delivering the highest revenue, adjusted gross profit, and adjusted EBITDA in our history; results that reflect the strength of our platform, the expanding reach of our solutions, and the consistency with which we are executing.

I want to take a moment to put these results in context, because I think it speaks to something important about this team and this business model.

As Derek mentioned, in March of 2022, we laid out a framework on our earnings call of what this business looks like at $100 million in annual revenue. At the time, our run rate was approximately $45.0 million, our adjusted gross margin was 75%, and our adjusted EBITDA margin was 25%. We told you that at $100 million in annualized revenue, you could expect adjusted gross margin to exceed 80% and adjusted EBITDA margin to be in the range of 35% to 40%. We meant it, and we built toward it.

This quarter, we crossed that revenue threshold for the first time. On $25.8 million in quarterly revenue, a $100 million-plus annual run rate, we delivered adjusted gross margin of 85% and adjusted EBITDA margin of 41%.

Disciplined execution against a multi-year roadmap, at the margins we said we would deliver, is not something every management team can point to, but we can.

And we're just getting started. At maturity, this business model is capable of adjusted gross margins in excess of 90% and adjusted EBITDA margins approaching 65%. The first quarter of 2026 is evidence we are on the right path to get there.

But, we take a long-term view of this business, and we are not managing to a near-term margin target. We are managing toward the full potential of what we have built. Over the past decade, we have constructed a differentiated data and analytics platform; one that ingests, normalizes, and delivers intelligence at scale across a broad and growing set of use cases and end markets. The foundation we have built is what makes our AI opportunity actionable.

AI is accelerating how we develop and deploy new capabilities, compressing development cycles, and broadening the solutions we can bring to market. It is enhancing how our customers interact with our products, improving the speed and precision with which identity intelligence is surfaced and acted upon. And it is reshaping how we think about operational efficiency and scale; enabling us to accelerate productivity across the entire business. We are already seeing these benefits, and we expect their impact to compound.

As we continue investing in AI, product development, and go-to-market capabilities, we expect adjusted EBITDA margins in the near term to trend in the mid- to high-30% range. We view that as a reflection of deliberate investment in the long-term growth of the business. The path to 65% adjusted EBITDA margins runs directly through the investments we are making today.

Turning now to our first quarter results, for clarity, all the comparisons I will discuss today will be against the first quarter of 2025, unless noted otherwise.

Total revenue was a record $25.8 million, up 17% over the prior year. As Derek noted earlier, Q1’25 included $1.2 million in one-time transactional revenue from two significant customer wins. Normalizing for that, our underlying growth rate this quarter would have been greater than 20%. We generated $22.0 million in adjusted gross profit, the highest to date, delivering a record adjusted gross margin of 85%, up 2-percentage points. Adjusted EBITDA came in at a record $10.7 million, up 27% over the prior year. Adjusted EBITDA margin expanded 3-percentage points to 41%, a new high. Adjusted net income increased 29% to $6.6 million, resulting in adjusted earnings of 46 cents per diluted share, both new highs.

Turning to the details of our P&L, as mentioned, revenue for the first quarter was $25.8 million, with solid performance across the business. Within IDI, we saw broad-based growth across our verticals, with particular strength in Financial and Corporate Risk and Investigative. We added 400 billable customers sequentially to end the quarter with 10,422 customers.

Financial and Corporate Risk was our fastest-growing vertical, with Background Screening leading the way with exceptional growth, continuing to benefit from the targeted product development and go-to-market investments we have made over the past year. Financial Services delivered strong growth driven by deeper customer integration and volume expansion. In addition, both Corporate Risk and Insurance contributed meaningful growth, rounding out a solid showing across the vertical.

Investigative posted robust double-digit gains across every industry, including Law Enforcement, Private Investigators, Bail Bonds, and Process Servers. Law Enforcement, in particular, continues its impressive trajectory, and we remain focused on deepening our penetration of the public sector. This vertical is expanding as a share of our total revenue, and we see significant runway ahead.

Collections delivered steady gains this quarter. The recovery dynamic we have discussed in prior quarters remains intact, and we continue to see volume expansion from our existing customer base as the industry works through elevated delinquency levels. The vertical is maintaining its steady recovery, and we view it as a meaningful tailwind to our growth outlook.

Emerging Markets delivered healthy underlying expansion this quarter. The $1.2 million in one-time transactional revenue in Q1’25 we noted earlier was concentrated in this vertical, which creates a tough year-over-year comparison. Normalizing for that, the underlying growth rate was robust and in line with the demand momentum we continue to see across these industries. Retail, Government, Legal, Repossession, and Marketing all contributed meaningful growth. We remain encouraged by the breadth of activity throughout Emerging Markets as a significant long-term growth driver for the business.

Lastly, IDI’s Real Estate vertical, which excludes FOREWARN, delivered modest growth year-over-year, but is starting to show signs of stabilization following the prolonged pressure that elevated rates and affordability constraints have placed on housing activity. While the macro environment remains a headwind, we are encouraged by the trajectory and believe we are well positioned as conditions gradually improve.

As to FOREWARN, the platform continued its impressive performance, delivering strong double-digit revenue expansion this quarter. We exited the quarter with over 417,000 users, up from 325,000 a year ago. FOREWARN continues to gain traction with real estate professionals who rely on it as an essential part of their daily workflow. We now have over 640 REALTOR® Associations contracted to use FOREWARN.

Overall, contractual revenue accounted for 75% of total revenue in the quarter, up 1-percentage point from the prior year. Gross revenue retention remained strong at 95%, down 1-percentage point.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.1 million, or 4%, to $3.8 million. Adjusted gross profit increased 20% to a record $22.0 million, resulting in a record adjusted gross margin of 85%, up 2-percentage points from the prior year.

Our sales and marketing expenses increased $0.5 million, or 8%, to $5.9 million for the quarter, driven primarily by higher personnel-related expenses.

General and administrative expenses increased $1.7 million, or 28%, to $7.9 million, driven primarily by higher personnel costs and acquisition-related activity.

Depreciation and amortization increased $0.2 million, or 10%, to $2.8 million for the quarter.

Net income increased $1.0 million, or 28%, to $4.4 million for the quarter.

Adjusted net income increased $1.5 million, or 29%, to $6.6 million, the highest to date, resulting in record adjusted earnings of 46 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $43.5 million at March 31, 2026, compared to $43.6 million at December 31, 2025. Current assets totaled $57.3 million, compared to $56.5 million at year-end, while current liabilities were $5.1 million, down from $7.9 million.

We generated $6.6 million in cash from operating activities in the first quarter, compared to $5.0 million in the same period last year.

Free cash flow for the quarter was $3.1 million, a 24% increase from $2.5 million a year ago.

In the first quarter and through April 30, 2026, we purchased 73,250 shares of Company stock at an average price of $41.90 per share under our stock repurchase program. As of April 30, 2026, we had $15.6 million remaining under the repurchase program.

In closing, crossing the $100 million revenue run rate threshold this quarter is a milestone worth acknowledging, but it is not a finish line. The same discipline and focus that got us here is what will take us to the next level. We have a clear line of sight to continued margin expansion, a platform that is scaling efficiently, and a team that has constantly and consistently delivered on what it said it would do. We are confident in our ability to build on this momentum and we look forward to updating you on our progress throughout the year.

With that, our operator will now open the line for Q&A.

Q&A

Operator (Operator Instructions)

Our first question today is from Eric Martinuzzi with Lake Street Capital Markets. Your line is open.

Eric Martinuzzi

Hey, congrats on the $100 million run rate. That's a very significant milestone that I know you guys have been working a long time to achieve. So it's great to see that.

I had a question regarding, we're always looking for kind of what's next. And given the achievement of those targets that you laid out back in March of 2022, do we have, you talked a little bit in your prepared remarks, Dan, about the at maturity type model having in excess of 90% gross margins and then approaching the 65% on the adjusted EBITDA.

Obviously, that's the goal. Is there a timeline you're willing to communicate?

Daniel MacLachlan

Thanks, Eric. It’s Dan. I appreciate the question. Yes, look, I mean we're really excited, obviously about crossing that revenue threshold. I think that's a milestone that obviously is a good marker for us. But as I said earlier, it's just the beginning. It's not a finish line, so to speak.

So, when we talk about some of the timelines to kind of get to that maturity, right, we're not really going to put a timeline on that today because we don't issue formal guidance and, kind of pinning a year of maturity state outlook would be inconsistent with how we manage the business.

What it comes down to is kind of the structure of the business model. We operate a data and analytics platform with a largely fixed cost base. Once the platform is built and the data is in place, the marginal cost of an incremental transaction is very small. That means as revenue scales, an outsized share, as you know of every dollar flows to the bottom line. Our cost structure is built to support a meaningfully larger business than where we are today and we are continuing to invest in that cost structure to enable future growth. So, 65% at maturity isn't a forecast and it isn't a target. It's the model output when you take a high fixed cost, low marginal cost platform and you let it scale to its natural operating leverage.

So, for timelines, it's really about continuing what we're doing, building a good foundational business and moving quickly as we can towards those underlying metrics.

Eric Martinuzzi

Okay. Then the other notable achievement here was the new customer onboarding, as you went through the different verticals you serve, I didn't really pick up on anything that was a substantial change, versus your commentary last quarter, and maybe I'm incorrect there. But what do you attribute the Q1, typically a time when you do onboard a significant number of new customers? Or is there something going on in the macro or with the brand that's allowing you to achieve those numbers?

Derek Dubner

Thanks, Eric. It's Derek. Q1 is generally strong. Industries tend to enter the new year with a little bit of wind in their sails. Maybe they're ready to deploy those budgets and get going. But I think what we would say about that is we have produced near record onboarding or at least at the very highs of our average, 12-month average for quite a while now. We've always said that those are a great leading indicator of the revenue generation and success of the business in the out months. And obviously, that's bearing true, and that's why we use it as exactly that, a leading indicator.

It's a confluence of many things that are ongoing within the organization. I think we're doing a very nice job of marketing ourselves, being present at conferences, engaging with our customers and delivering what they want in products and solutions.

We have always said we're very customer-centric, and we will never change. So, when we think about the next series of developments, whether it be functionality, for example, within an application for a certain industry, we're talking to our customers. We're finding out what they want, what they don't see in the competitive environment, and we execute upon that. And so, I'm very proud of the organization, and that's why I started out with a thank you to the team. It is really brilliant execution over the last 18 months.

We've got an extraordinarily strong roadmap. And because of the AI implementations across the organization, we're seeing acceleration there. So, it's got us very enthusiastic that we're very well positioned for the future.

Eric Martinuzzi

Got it. Last question for me. You talked about the growth in the quarter was up 17% but really would have been even stronger when you back out the $1.2 million from the year ago quarter. My math has the kind of apples-to-apples growth at around 24%. I know you're not in the business of giving guidance here, but seasonal trends in the business historically would have Q2 up from Q1. Is there any reason that that trend would be different this year?

Daniel MacLachlan

Thanks, Eric. This is Dan again. Look, I mean, historically and traditionally, first quarter has always been a really strong quarter for us. Obviously, we talked Q1 of '25 had a little additional in there in kind of one-time transactional. But going back historically, we always had a good first quarter out of the gate. We try to replicate and grow that in Q2. Last year, I think if you look, I mean we were probably down sequentially by about $200,000. But of course, we were going against that kind of transactional comp. So, for us, yes, we're not providing any formal guidance. And for us, when we think about the business and going back to 2024, 2025, we talked about early on reaccelerating the growth rate. Obviously in 2024, 2025, we were able to do that.

So, for us, it's one foot in front of the other and continuing to execute. But I think from a sequential basis, we have a great foundation coming out of the gate at $25.8 million. The expectation is we can leverage that and over the next couple of quarters, obviously grow from there. First quarter, we talked about. April, for the most part, is closed. What we saw in April was just an extremely strong month. So, we're excited about what's happening in the business and looking forward to continuing to perform for the near, medium and long term.

Eric Martinuzzi

Great thanks for taking my question.

Operator

Thank you. Our next question comes from Josh Nichols with B. Riley Securities. Your line is open.

Josh Nichols

Thanks for taking my question. Great to see the company taking back some stock this quarter. I wanted to ask a little bit -- two questions for me. One, about scaling up the go-to-market strategy historically, you've been a little bit more narrowly focused. But when we think about broadening out, inside sales, strategic sales and distribution, what are your plans to grow those channels this year? And how are you investing in that?

Daniel MacLachlan

Yes. Thanks, Josh, this is Dan.

I'll take that. And look, I mean if you look historically, especially kind of in that go-to-market line which we do provide some supplemental metrics around our sales and marketing personnel. We've invested there. We've invested in the marketing front, a number of years ago bringing in a highly skilled leader to build out that team. And as Derek talked about earlier, we're at the conferences we need to be at. We're at the trade shows we need to be at. We're continuing to engage with the customers. That starts with a solid marketing foundation and building out from there. When you think about our sales go-to-market type strategy, we've built out an extremely efficient and productive inside sales team. I think of that as kind of the engine of the organization, highly skilled, verticalized subject matter experts across a broad group of industries and verticals.

Tactically, over the last several years, we've built out more of our strategic side, right, in a number of areas where we've made investments, and we've built out the strategic team. So, for us, when we look at growth, yes, it's not only in some of those pockets where we've been investing in, it's also across the broad and diverse industries and verticals we serve. We kind of call out five main verticals in which we operate and kind of break down revenue. But when you look at the amount of industries that roll up into the five verticals, it's around 25, 26 different industries.

So, the great thing about the growth that we've seen this quarter and we've seen consistently, it is broad-based. It is in a number of areas, and it's not concentrated in one use case or one customer. So that's what obviously gives us a lot of confidence today to talk about how the business has been performing and how we expect it to perform in the future.

Derek Dubner

Yes, Josh, it's Derek.

I know you're aware, but I'll state it very unequivocally that we are an early-stage company, and we're sitting in front of an enormous market opportunity, and we're very fortunate that we're generating very healthy cash flow.

So, with that opportunity in front of us, that's really the summary of our call today is that we're going to invest. The opportunity is that large. Our goal isn't to set necessarily a record EBITDA margin tomorrow. For us, you know this, Josh, we're building a very healthy foundational business with a view of ten years out. So the answer across the board is we expect to grow our team. You know this team, it's going to be methodical, it's going to be deliberate, and it's going to be directly in line with where the opportunity demands it. That includes go-to-market, your question, but product, data, and definitely on the AI-driven capabilities.

And so, what that will create over time is an inflection point, right?

We will get where the revenue scales meaningfully without a commensurate increase in the headcount because of what we're doing today and tomorrow. That's the model.

We're not one of those companies that has bloated through the pandemic or using AI as an excuse to eliminate personnel or a missed quarter or anything else. Net-net, today more employees, but a team that's going to operate at fundamentally a much higher level of productivity. Then, that will flatten out, and you'll see those margins just drive, drive, drive.

Josh Nichols

Thanks, Derek, you touched on it -- always good to hear you talk a little bit about your thoughts on technology and the impact and tailwinds that you think that's going to bring to the business. Clearly, it's a rapidly evolving environment. Agentic capabilities with AI or something, right, that has gotten a lot of focus recently.

I'm curious maybe if you want to opine for a minute, just how you're thinking about investing in that, enhancing the company's agentic capabilities and what that could do for the business as it scales up over the next few years?

Derek Dubner

Yes. Sure, Josh. Thank you for the question. I appreciate it.

We've spent some time on this in the fourth quarter in our earnings and full year and -- but I'm very happy to revisit it. AI, we don't perceive that as a threat to our business. It's a tailwind for us. I'll restate it again. AI alone cannot replicate our data. We've built this longitudinal identity graph. It's billions of unified records. It's tested and modeled and refined over years of actual usage. That's the foundation that AI needs to run on.

So for us, we've got this healthy foundation built, and we can layer it with AI on top of it and better serve our customers in all different ways in the risk signals we're generating so that through an API connection, our customers see it when they come into the office in the morning versus the competition's solutions.

Our competition is working on trying to complete migrations from the cloud -- to the cloud, from other architectures. We are optimized. This is cloud-native, AI-embedded from day one.

So for us, we are using AI to, as we said, compress the development cycles, implement more AI across the organization. It's pulsating through the products in what we're doing every day, vibe coding, agentic.

We're very excited because as the customers, especially small and medium-sized, become more adept at using it, developing it and getting agents, for example, into their workflow. We're completely usage-based. We're volume-based. So that means they will access our products in much faster fashion, less manual activity and more demand for the identities that we can clear every single day. It's necessary to come back to us, right? We've talked about this. One person's identity on a given day to open a new bank account is only good for that moment in time.

The next day that person's identity and profile has changed. They might have been arrested the night before. They might be now divorced. They might have financial stress that occurred, a bankruptcy filing, a very large judgment. So, the next time commercial or public sector see that consumer, they need to then again clear that identity and make a critical decision about that individual. So, we've been building for this for the last 11 years.

We've built this identity graph to be extraordinarily high confidence. AI can only be directionally correct. We need to be accurate. Law enforcement is making critical decisions every day using our products, financial services, all of our industries. So, we're really well positioned.

We're very excited about the innovation that's going on and the product roadmap and very excited about introducing new products and updating you on that.

Josh Nichols

Appreciate it guys, thank you.

Derek Dubner

Thanks Josh.

Operator

Thank you, I'm showing no further questions at this time.

So I would like to turn it back to Derek Dubner for final remarks.

Derek Dubner

Thank you. As we close, I want to reiterate that our performance this quarter reflects the strength of our strategy, the resilience of our business model, and the continued trust of our clients and partners. We remain focused on disciplined execution, responsible growth, and delivering long-term value to our shareholders. While the macro environment continues to evolve, we are confident in our positioning, our technology, and our team. We appreciate your continued support and look forward to updating you on our progress next quarter.

Operator

Thank you for your participation in today's conference. This does conclude the program.

And you may now disconnect.